Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2007, relating to the consolidated financial statement, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Abitibi-Consolidated Inc.’s Annual Report on Form 40-F/A for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

(Signed) PricewaterhouseCoopers LLP

March 4, 2008

Montréal, Canada